Exhibit 10.1

Cooperative Sales and Distribution Agreement

This Cooperative Sales and Distribution Agreement (hereinafter the “Agreement”) is entered into as of this day 2024-03-01 (the “Effective Date”) by and between Roncadelle Operations s.r.l., a company formed and existing under the laws of Italy, having its registered office in Castel Mella (BS, Italy), Via Renolda 10, VAT code and registration number VAT-ID Number IT 04151620988, represented by Mr. Erik Ryckalts, CEO, duly authorized by way of the resolution of the board of directors (hereinafter, “ROP”)

- on one hand -

and

Sharps Technology, Inc., a company formed and existing under the laws of Nevada (U.S.A.), having its registered office in Melville (NY, USA), 105 Maxess Road, Suite 124, registration number [•], represented by [Mr. Robert Hayes, CEO], duly authorized as an officer of Sharps with single signature authority (hereinafter, “Sharps”)

- on the other hand -

(hereinafter, ROP and Sharps are each referred to as a “Party” and jointly as the “Parties”)

Whereas

a)	ROP is a leading developer and manufacturer of innovative safety engineering solutions for primary drug packaging such as syringes and prefilled syringes, protected by proprietary designs, innovative technology solutions and intellectual property rights. ROP has particular expertise in the design, development and manufacture of such innovative passive safety devices, systems and solutions that enhance the protection of medical personnel and patients from needlestick infections.
b)	Sharps has developed the Provensa® passive safety needle system and acquired the rights and trade secrets of Safegard® active safety system and Sologard® standard Luer lock system (hereinafter, “Sharps Producs”.
c)	ROP has developed, inter alia, the SAFER® Retractable Safety Syringe and needles, a passive safety solution with one-click coaxial needle retraction (hereinafter, “SAFER®” or “ROP Products”).
d)	the SAFER® platform and the SAFER® products are subject to patents and other intellectual property rights, owned by ROP.
e)	Sharps has developed Securegard®, Sologard® and Sologard® locking plus product lines (hereinafter, respectively, “Securegard®”, “Sologard®” and “Sologard® LP” and, collectively, “Sharps Products”)
f)	Sharps Products are subject to patents and other intellectual property rights, owned by Sharps.
g)	ROP and Sharps are willing to further the sales of ROP Products and Sharps Products and the development of new products through this collaboration.

Now therefore, in consideration of the foregoing recitals (the “Recitals”), which form an integral part of this Agreement, and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms and conditions of this Agreement, agree as follows.

1.	Definitions and interpretations

1.1.	Definitions. Unless the context requires otherwise, in this Agreement:

“Affiliate” means, in relation to any person, any other person controlled by, controlling or under common control with such person, it being understood that, for the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise. Control will be presumed to exist when any person or entity owns 50% or more of the voting securities or interest in another entity or has the right to appoint or elect a majority of the directors or other governing body of the entity.

“Agreement” means Cooperative Sales and Distribution agreement.

“Annex” means any attachment to this Agreement.

“Authority” means any multinational, international, supranational, national, European, federal, state, provincial or local governmental authority, regulatory body or entity, or any political subdivision thereof, as well as any court of competent jurisdiction, arbitrator or arbitration panel, social security body, central bank, tax authority, agency, registry, commission, including without limitation any division, department, or other body thereof, having jurisdiction with respect to the provisions, activities and obligations contemplated under this Agreement.

“Confidential Information” means any information related to the other Party, this Agreement, including its existence, negotiation, terms and conditions and the transactions contemplated herein, and, more generally, any information relating to or obtained in connection with the negotiation and performance of this Agreement or any connected or related agreements.

“Contact Person” means the person appointed by either Party pursuant to Section 3.1.

“Currency Adjustment Clause” means a provision within this agreement that permits the alteration of specified financial obligations to reflect changes in currency exchange rates. This clause aims to protect the contracting parties from potential losses resulting from currency value fluctuations between the time of agreement and the time of payment execution.

“Distribution Agreement” means either ROP Distribution Agreement or Sharps Distribution Agreement, as the case may be.

“Effective Date” means the date hereof.

“Force Majeure” means fires, floods, acts of God, epidemics and pandemics, with the exclusion of Covid-19 outbreaks, acts of war, embargoes, strikes, labour disputes, labour shortages, lack of or inability to obtain materials, fuel, supplies or other equipment, riots, thefts, accidents, transportation delay, acts of terrorism, acts or failure to act of Government, major equipment breakdown, or any other cause whatsoever, whether similar or dissimilar to those enumerated above, beyond the reasonable control of any of the Parties, and which is unavoidable notwithstanding the care of the Party affected.

“Initial Term” means the initial term of this Agreement.

“Parties” means, jointly, the parties of this Agreement.

“Party” means either party of this Agreement.

“Recitals” means the recitals of this Agreement.

“Renewal Term” means each renewal period of this Agreement.

“ROP” means Roncadelle Operations s.r.l., a company formed and existing under the laws of Italy, having its registered office in Castel Mella (BS, Italy), Via Renolda 10.

“ROP Distribution Agreement” means the agreement by which Sharps appoints ROP as its Distributor for certain products in a certain territory as outlined in Annex B.

“Sharps” means Sharps Technology, Inc., a company formed and existing under the laws of Nevada (U.S.A.), having its registered office in Melville (NY, USA), 105 Maxess Road, Suite 124.

“Sharps Distribution Agreement” means the agreement by which ROP appoints Sharps as its Distributor for certain products in a certain territory as outlined in Annex A.

“Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Authority, and including any interest, penalties and additions attributable thereto.

“Term” means the term of this Agreement as possibly renewed from time to time.

1.2.	Interpretation. In this Agreement, except where the context indicates to the contrary:

(a)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships, and Authorities, including their legitimate successors.
(b)	words importing the singular will include the plural (and vice versa) and words denoting a given gender will include all other genders.
(c)	headings are for convenience only and will not affect interpretation of this Agreement.
(d)	any reference to any enactment of statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated, or re-enacted (with or without modification) and includes all instruments or orders made under such enactment.
(e)	all monetary amounts are expressed in the functional currency of the respective Supplier; under the Currency Adjustment Clause as described in Annex A and B, prices can be adjusted if they are moved above a ±5% change.
(f)	any time or date refers to that time or date in Italy.
(g)	any reference to a Section or an Annex is made to a section or annex to this Agreement.
(h)	any reference to this Agreement includes its Annexes, which all form an integral part of this Agreement.
(i)	the expressions “cause” or “procure” or any undertakings of any fact, action or omission of a third party shall be construed as an obligation pursuant to Article 1381 of the Italian Civil Code (promessa del fatto del terzo).

2.	Sales of the existing products

2.1.	Sharps Distribution Agreement. ROP hereby appoints Sharps as its exclusive Distributor of ROP Products in the United States, Canada, Central and South America and their territories, consistent with the terms and conditions set forth in Annex A which the Parties shall execute on the date hereof (mutual “Cooperative Sales and Distribution Agreement”).

2.2.	ROP Distribution Agreement. Sharps shall appoint ROP as its exclusive Distributor of Sharps Products in Europe, Middle East, APAC, South Africa and Australia and their territories, consistent with the terms and conditions set forth in Annex B which the Parties shall execute on the date hereof (mutual “Cooperative Sales and Distribution Agreement”).

2.3.	Supplier role. The Supplier will be responsible for manufacturing the products and obtaining certain items and responsibilities including, but not limited to, all certifications for compliance and providing to the Distributor. The Supplier will provide promotional literature and training to adequately communicate the Supplier’s capabilities and technologies to the Distributor. Both parties will act in a Supplier role in accordance with this agreement

2.4.	Distributor role. The Distributor will be responsible for engaging with customers and pursuing sales of the agreed upon products. Both parties will act in a Distributor role in accordance with this agreement

2.5.	Consignment stock. Pursuant to the provisions of the relevant Distribution Agreement, Annex A and Annex B products shall be delivered by the Supplier to the Distributor on a consignment basis and shall be stored in specifically designated areas of the Distributor’s warehouse which must at all times comply with the storage conditions for the products. The Supplier shall retain the title to the products until the Distributor withdraws the products from the designated consigned inventory areas. The Supplier shall use commercially reasonable efforts to ensure that it always maintains sufficient consignment stock to accommodate the expected demand for products but, at a maximum, [two (2)] months of the total yearly expected purchases of the products. The Distributor shall keep the Supplier informed of Distributor’s estimated demand for products from customers, providing its sales forecast as described in the relevant Distributor Agreements in Annex A or Annex B respectively.

2.6.	Pricing. The initial pricing for the products shall be as stipulated in the respective distribution agreement detailed in Appendix A or Appendix B herein. This shall also extend to any requisite adjustments in pricing that may arise due to prevailing market conditions. The transfer prices, as delineated in the pertinent distribution agreements detailed in Annex A and Annex B encompass, but are not limited to, fixed costs as agreed upon initially. These fixed costs shall be subject to periodic reviews and modifications, enabling both companies to promptly adapt to fluctuations in market and logistical conditions.

2.7.	Sales targets. Initial sales targets are stipulated and delineated within the respective Distribution Agreements detailed in Annex A or Annex B. These targets shall be established and subject to annual review as outlined in the aforementioned annexes.

2.8.	Requesting approvals and/or clearances. The delineation of roles and responsibilities is as follows:

2.8.1.	Distributor: Due to their greater familiarity with the jurisdiction’s regulatory framework and procedural specifics, the Distributor shall bear the responsibility for securing all mandatory approvals and registrations, in addition to ensuring full compliance with the local legal and regulatory mandates pertinent to the distribution and sale of the product within their allocated territory.

2.8.2.	Supplier: The Supplier is required to ascertain and affirm that the product adheres to all applicable regulatory standards necessary for its sale within the designated territory. This obligation includes the procurement of any requisite approvals or certifications to comply with both local and broader regulatory requirements.

3.	Contact person

3.1.	Promptly following the Effective Date, each Party shall deliver to the other Party a written notice containing the name and contact details of its appointed contact person (the “Contact Person”) who will (a) serve as such Party’s primary point of contact under this Agreement, (b) have overall responsibility for managing and coordinating the performance of such Party’s obligations under this Agreement (and the related agreements) and be responsible for the day-to-day implementation of this Agreement and all the related agreements, including attempted resolution of any issues that may arise during the performance of any Party’s obligations hereunder, (c) be authorized to act for and on behalf of such Party with respect to all operational matters relating to this Agreement and the related agreements and (d) will provide guidance on the steps the Parties shall take in their cooperations under this Agreement and the related agreements. The foregoing provision will not limit either Party’s ability to communicate with the other Party’s relevant contact person(s) with respect to any particular matter.

3.2.	In no event shall the Contact Person be authorized to amend or change the provisions of this Agreement. Each Party may change its Contact Person from time to time by written notice to the other Party.

4.	Representations and warranties

4.1.	ROP’s representations. ROP represents and warrants to Sharps that the following representations and warranties are true correct and complete on the Effective Date:

4.1.1.	Organization and standing

(a)	ROP is a limited liability company duly formed, organized and validly existing and in good standing under the laws of Italy.

(b)	ROP is not insolvent nor is involved in, or subject to, any insolvency proceedings or similar composition with creditor proceedings and there a no circumstances that require or would trigger any such proceedings to be started.

4.1.2.	Power and authority

(a)	ROP has all the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Any corporate resolutions, whether required by the law or by ROP’s articles of association, granting authority and/or signatory powers to the individual(s) executing any documents on behalf of ROP will be validly taken prior to execution and any evidence of such resolutions delivered by ROP will be true, accurate and correct.

4.1.3.	Authorizations

(a)	No consent, approval, permit, exemption, order, or authorization of, or registration, qualification, designation, declaration or filing with, any Authority is required on the part of ROP in relation to the consummation and performance of the transactions contemplated herein.

4.1.4.	No conflict

(a)	The execution and delivery of this Agreement and the consummation and performance of the transactions contemplated herein will not conflict with, or result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of, ROP’s articles of association or any agreement or other instrument by which ROP is bound or to which any assets of ROP are subject or be in breach of any judgment, order, injunction, award, decree, law or regulation applicable to ROP.

4.2.	Sharps’ representations. Sharps represents and warrants to ROP that the following representations and warranties are true correct and complete on the Effective Date:

4.2.1.	Organization and standing

(a)	Sharps is a corporation duly formed, organized and validly existing and in good standing under the laws of Nevada (U.S.A.).

(b)	Sharps is not insolvent nor is involved in, or subject to, any insolvency proceedings or similar composition with creditor proceedings and there a no circumstances that require or would trigger any such proceedings to be started

4.2.2.	Power and authority

(a)	Sharps has all the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Any corporate resolutions, whether required by the law or by Sharps’ articles of association, granting authority and/or signatory powers to the individual(s) executing any documents on behalf of Sharps will be validly taken prior to execution and any evidence of such resolutions delivered by Sharps will be true, accurate and correct.

4.2.3.	Authorizations

(a)	No consent, approval, permit, exemption, order, or authorization of, or registration, qualification, designation, declaration or filing with, any Authority is required on the part of Sharps in relation to the consummation and performance of the transactions contemplated herein.

4.2.4.	No conflict

(a)	The execution and delivery of this Agreement and the consummation and performance of the transactions contemplated herein will not conflict with, or result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of, Sharps’ articles of association or any agreement or other instrument by which Sharps is bound or to which any assets of Sharps are subject or be in breach of any judgment, order, injunction, award, decree, law or regulation applicable to Sharps.

4.3.	ROP’s indemnification obligation. ROP agrees and undertakes to indemnify and hold Sharps harmless against any and all losses incurred or suffered by Sharps that would have not been so incurred or suffered had ROP’s representations under Section 4.1 been true, correct and complete.

4.4.	Sharps’ indemnification obligation. Sharps agrees and undertakes to indemnify and hold ROP harmless against and any and all losses incurred or suffered by ROP that would have not been so incurred or suffered had Sharps’ representations under Section 4.2 been true, correct and complete.

5.	Term and termination

5.1.	Term. This Agreement shall be effective as of the Effective Date for the initial period of one (1) year (the “Initial Term”). Upon expiration of the Initial Term, the term of this Agreement shall automatically renew for additional successive one year terms, unless either Party provides written notice of non-renewal at least ninety (90) days prior the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable law.

5.2.	Termination for Material Breach: For the purposes of this Agreement, a “Material Breach” shall mean any significant failure by either Party to fulfil its obligations under this Agreement, which significantly undermines the essence of the Agreement to the other Party. In the event of a Material Breach by either Party, the non-breaching Party shall provide written notice to the breaching Party, outlining the nature of the breach. The breaching Party shall have twenty (20) days from receipt of notice to remedy the breach. If the breach remains uncured after this period, the non-breaching Party may terminate the Agreement forthwith.

5.3.	Termination for Convenience: Either Party may terminate this Agreement at any time without cause, upon giving ninety (90) days’ written notice to the other Party.

5.4.	Cross-termination . This Agreement shall automatically terminate upon termination, for any cause, of either Distribution Agreement referred to herein.

6.	Confidentiality

6.1.	Confidentiality obligation. The Parties undertake to maintain strictly confidential the Confidential Information during the Term of this Agreement and for five (5) years after its termination.

6.2.	Exceptions. The Parties may disclose the Confidential Information that:

(a)	is or becomes available to the public other than in result of a breach of the provisions under this Section 5;

(b)	was disclosed to third parties with the prior written consent of the disclosing Party.

(c)	was already known by the receiving Party before disclosure.

(d)	was disclosed in compliance with any applicable law or binding order of any authority having jurisdiction on the receiving Party.

(e)	is necessary to defend in any judicial or arbitration proceedings any rights hereunder.

6.3.	Permitted disclosures. The Parties may disclose the Confidential Information to their employees, advisors, directors, and agents, and to their Affiliates’ employees, advisors, directors, and agents, to the extent that such employees, advisors, directors, and agents need to know the Confidential Information.

6.4.	Public Disclosure: All public communications concerning the transactions described in this Agreement, including but not limited to press releases, statements, and other publicity, must receive joint approval from both parties prior to release. Given Sharps’ public company obligations, the necessity to disclose the existence and broad terms of this Agreement is recognized, yet it is agreed that sensitive details, especially pricing, can be kept confidential. The parties commit to collaboratively determine the timing and specifics of disclosures to adhere to regulatory obligations while protecting shared interests.

7.	Notices

7.1.	Notices. Any notice to be given pursuant or in connection to this Agreement shall be only valid and effective, on the date of delivery, if given to the other Party in writing, in English and served or delivered by registered mail or courier with return receipt to the following addresses:

i.	if to ROP:
Roncadelle Operations s.r.l.
Via Renolda 10
25030 Castel Mella, BS – Italy
Attn: Mr.Erik Ryckalts
ii.	if to Sharps:
105 Maxess Road, Ste. #124
Melville, New York 11747
Attn: Mr. Robert Hayes

or to such other address that a Party may notify in writing to the other at any time pursuant to this Section.

8.	Final provisions

8.1.	Costs. Each Party shall bear its own costs and expenses, including fees and other expenses, relating to external advisors and the preparation, negotiation, execution and performance of this Agreement and any related documents.

8.2.	Force Majeure. If either Party is prevented, hindered, or delayed in performing any of its obligations under this Agreement by an event of Force Majeure, then it shall notify the other in writing of such event within ten (10) days after the occurrence of such event, under penalty of forfeiture (a pena di decadenza). Within another ten (10) days the affected Party shall submit to the other documentary evidence of the circumstances thereof and the possible impact on its performance of this Agreement. Subject to due delivery of a Force Majeure notice, the Party affected by Force Majeure shall be excused from performance of its obligations under the Agreement for such period of time as such Force Majeure event lasts. The Party affected by the event of Force Majeure shall use reasonable efforts to mitigate the effect thereof upon its performance of the Agreement. If the Force Majeure event lasts for more than two (2) months, the Party not affected by Force Majeure may terminate the Agreement by giving a written notice to the other Party.

8.3.	No joint venture. Nothing in this Agreement shall be construed as intended to give rise to any partnership, joint venture, or agency relationship between the Parties. Neither Party shall have authority to commit or bind the other in any manner.

8.4.	No assignment. Except as otherwise provided in this Agreement, neither Party may assign this Agreement as well as any rights, interests, or obligations hereunder without the prior written consent of the other Party.

8.5.	Amendments. This Agreement may not be waived, changed, amended, or supplemented orally but only by a written instrument duly executed by both Parties.

8.6.	No waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall be construed as a waiver thereof nor shall any single partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

8.7.	Entire agreement. This Agreement constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes and terminates any prior agreements, arrangements, or understandings, whether written or oral, including any representation given by the Parties, relating to the same matter.

8.8.	Further assurance. The Parties hereby agree to execute and deliver in good faith all such instruments and documents and to perform all such acts and do all such other things as may be reasonably necessary to further the purposes of this Agreement, provided however that the provisions of such further instruments and documents shall not affect the understanding contained herein which shall continue to be fully and exclusively valid and enforceable between the Parties.

8.9.	Invalidity. In the event that any provision of this Agreement, or part thereof, or any other instrument or agreement connected to this Agreement is found to be invalid or unenforceable, the validity of the whole Agreement or the relevant instrument or agreement shall not be affected. In such case, the Parties shall amend this Agreement, or the affected instrument or agreement, in order to ensure validity and enforceability.

8.10.	Applicable law. The construction, validity, and performance of this Agreement and any disputes arising out of it shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of Switzerland.

8.11.	Jurisdiction. Any dispute, controversy, or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration administered by the International Chamber of Commerce (ICC) in accordance with its arbitration rules. The place of arbitration shall be Geneva, Switzerland, and the language of the arbitration shall be English. The arbitration award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction

9.	Annexes

9.1.	The following document are attached as Annexes to this Agreement:

●	Annex A: Sharps Distribution Agreement
●	Annex B: ROP Distribution Agreement

* * *

In witness whereof, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

On behalf of: Roncadelle Operations s.r.l.		On behalf of: Sharps Technology Inc.
Name:	Erik Ryckalts	Name:	Robert Hayes
Position:	CEO	Position:
Signature:		Signature:

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